Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sacks Parente Golf, Inc.

We consent to the inclusion in the foregoing Amendment No. 8 to the Registration Statement on Form S-1 (File no. 333-266610) of our report dated March 22, 2023, which report includes an explanatory paragraph relating to substantial doubt about Sacks Parente Golf, Inc.’s. ability to continue as a going concern, relating to the consolidated financial statements of Sacks Parente Golf, Inc. as of December 31, 2022 and 2021 and for the years then ended. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P. A.

Los Angeles, California

May 24, 2023